FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB ANNOUNCES RESULT OF SPECIAL SHAREHOLDER MEETING

AMSTERDAM (30 January 2009) - Core Laboratories N.V. (NYSE: "CLB") convened a special shareholder meeting on 29 January 2009 in Amsterdam pursuant to a Proxy Statement filed on 30 December 2008. The meeting was held to seek shareholder approval to increase the authorization to repurchase its shares from the existing limit of 10% of issued shares to 25.6% of issued shares for a period of 18 months until July 29, 2010. This agenda item was approved with 99.81% of shares cast voting FOR the proposition.

----------------------------------------------

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2007 Form 10-K filed on 22 February 2008, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.